Berkshire Hills Reports 72% Third Quarter Core EPS Growth
and Increases Dividend

•	Core EPS Increases to $0.43 in Third Quarter
•	GAAP EPS Totals $0.22 for the Quarter After Non-Core Merger Costs
•	Quarterly Dividend Increased to $0.17 from $0.16
•	Connecticut Expansion Announced
•	Four Former Legacy New York Branches to be Divested

Pittsfield, MA – October 25, 2011 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) reported third quarter 2011 core earnings per share totaling $0.43, increasing by 72% compared to $0.25 in the third quarter of 2010.  This increase resulted from strong ongoing organic growth together with the benefits of the acquisitions of Rome Bancorp, (completed on April 1, 2011) and Legacy Bancorp (completed on July 21, 2011).  Berkshire incurred third quarter net non-core expenses primarily due to merger related costs for these acquisitions.  Net of these non-core expenses, which totaled $0.21 per share after-tax, GAAP earnings per share were $0.22 during the quarter.

For the first nine months of the year, core earnings per share increased by 51% to $1.10 in 2011 compared to $0.73 in 2010.  Net of non-core items, GAAP earnings per share totaled $0.54 for the first nine months of 2011 compared to $0.73 in 2010.

Berkshire also announced today that it has entered into a definitive agreement to acquire CBT – The Connecticut Bank and Trust Company.  Please see the separate news release for information about this important event, which expands Berkshire’s footprint into an attractive contiguous market.  It is expected to be immediately accretive to EPS and provides long run opportunities for significant market share enhancement.  This new merger agreement follows the completion of the Rome and Legacy mergers earlier this year.  With these successful mergers,  Berkshire’s total assets have grown this year by 42% to $4.1 billion. Berkshire’s total common shares outstanding have increased this year by 50% to 21.1 million.  Based on the $21.44 closing price of Berkshire’s common stock on October 24, 2011, Berkshire’s total market capitalization exceeds $450 million.

BHLB – Berkshire Hills Bancorp	Page 1	www.berkshirebank.com

THIRD QUARTER FINANCIAL HIGHLIGHTS (Revenue and expense comparisons are to the prior year third quarter, unless otherwise noted.  Third quarter results include 72 days of the operations of Legacy Bancorp since July 21, 2011 and a full quarter of Rome operations.  Organic growth numbers exclude acquired Rome and Legacy balances.)

•	72% increase in core earnings per share, including 36% organic increase
•	11% organic annualized growth in commercial business loans
•	18% organic annualized deposit growth
•	3.74% net interest margin, improved from 3.52% in the second quarter of 2011
•	0.58% non-performing assets/total assets
•	0.27% annualized net loan charge-offs/average loans
•	0.89% core ROA (0.45% GAAP ROA)
•	59.6% efficiency ratio

Berkshire President and CEO, Michael P. Daly, stated, “We posted exceptionally strong core earnings growth in the third quarter.  Most of our key metrics improved based on organic growth and the Rome and Legacy acquisitions.  These mergers have been well received and we are retaining targeted business volumes with these new franchises.  For the quarter, our marginal core return on equity exceeded 10% on the additional capital that we utilized, which is consistent with our investment objectives.  We have announced today an agreement to acquire The Connecticut Bank and Trust Company, which provides us entry into an important contiguous market, as well as opportunity for continued core earnings growth.  Along with our focus on merger integration, we continue to post organic growth in targeted business lines and we continue to see strong growth in our de novo New York operations, with ongoing net interest margin expansion.  Reflecting our success with these multiple business initiatives and our positive outlook, we are increasing our quarterly cash dividend by 6% to $0.17 per share from $0.16.”

Mr. Daly continued, “We are balancing our growth with careful attention to our overall operations and infrastructure improvement.  On October 21, we completed the divestiture of four Legacy Berkshire County branches in accordance with our merger agreement.  Additionally, we have entered into a new agreement to divest four Legacy New York branches, which will enhance our future profitability.  We recently announced an agreement to convert to a new core banking system, which will expand our products and services, improve our efficiency, and enhance our scalability for future merger integrations.  We continue to maintain favorable asset quality and we are ahead of our plans for resolving acquired Rome and Legacy problem assets.  We are well within our targets for non-core expenses related to these initiatives.  Our capital remains favorable and we are rapidly replenishing the modest dilution to tangible book value per share while achieving strong core EPS accretion.  Our business model is working well to produce targeted gains in shareholder value relating to balance sheet strength, profitability, and growth.  We remain optimistic about our plans for further earnings growth toward our 2012 targets.”

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DIVIDEND INCREASED

The Board of Directors voted to increase the cash dividend on Berkshire’s common stock, declaring a dividend of $0.17 per share to shareholders of record at the close of business on November 10, 2011 and payable on November 23, 2011.  The dividend is being increased by 6% from the previous $0.16 per share level.  This dividend equates to a 3.3% annualized yield based on the $20.62 average closing price of Berkshire’s common stock in the third quarter of 2011.

DISCONTINUED OPERATIONS

In order to minimize potential anti-competitive effects of the Legacy acquisition, Berkshire agreed to sell four Legacy Berkshire branches in conjunction with the Legacy merger agreement.  These branches are designated as discontinued operations in Berkshire’s financial statements.  At quarter-end, they had deposits totaling $152 million and were under contract for sale.  Berkshire continued to operate these branches until the divestiture was completed on October 21, 2011.  Subject to final settlement which will be recorded in the fourth quarter, Berkshire will receive a 6% deposit premium on these branches and will pay a related divestiture dividend to former Legacy shareholders for a portion of these proceeds pursuant to the Legacy merger agreement.

Additionally, Berkshire made a separate determination to sell four former Legacy New York branches that were not within its financial performance objectives.  These branches are also designated as discontinued operations in Berkshire’s financial statements, and the related deposits totaled $58 million at quarter-end.  Berkshire has entered into an agreement to divest these branches for a 2.5% deposit premium, and plans to complete the divestiture in the first quarter of 2012.

These eight branches collectively constituted discontinued operations as of September 30, 2011 and were being operated by Berkshire pending completion of their sale.  Net income related to these branches has been classified separately in the statement of income.  These eight branches operated with a total net loss of $5 thousand in the third quarter, and the divestiture of these operations (including certain loans and fixed assets) is not expected to have a significant effect on ongoing core earnings.

FINANCIAL CONDITION

Changes in financial condition in the third quarter reflected the Legacy acquisition on July 21, together with the ongoing benefit of organic growth.  Total assets increased by 27% to $4.1 billion, including the addition of $0.9 billion in Legacy assets.  For the year-to-date, total assets increased by 42% including the acquired Rome assets and organic growth.

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Total loans increased by $503 million during the third quarter, including the benefit of $518 million in acquired Legacy loans.  While commercial loan utilization moderated in the third quarter due to softer economic conditions, commercial business loans increased at an 11% organic annualized rate, benefiting from Berkshire’s shift in emphasis towards commercial and industrial loans and away from commercial real estate.  A 4% organic annualized increase in mortgages mostly offset consumer loan runoff, including planned runoff of indirect auto loans.

Third quarter asset quality metrics remain favorable.  Non-performing assets were 0.58% of total assets at quarter-end, compared to 0.52% at the start of the quarter.  The annualized rate of net loan charge-offs was 0.27% compared to 0.24% in the prior quarter.  Accruing delinquent loans increased to 1.01% of total loans from 0.62% at the start of the quarter, including an increase for the impact of Legacy purchase accounting adjustments.  Berkshire is ahead of its original plan for resolving acquired problem loans and also is seeing improvement in its overall risk assessment metrics for monitoring future potential problem loans.

Total deposits increased by $553 million in the most recent quarter, including $448 million in acquired Legacy deposits, and excluding balances associated with discontinued operations.  Annualized organic deposit growth was 18% for the quarter.  All regions reported organic growth, including strong growth in the expanding New York region, which is benefiting from recently opened branches and growth in commercial balances.  Berkshire is also seeing favorable growth in lower cost transaction balances which is contributing to the higher net interest margin.  The average cost of deposits improved to 0.82% during the quarter.  The loan/deposit ratio remained favorable at 97% at quarter-end, including the impact of balances to be divested.

Berkshire issued 4.4 million net shares for the Legacy acquisition at a value of $23.06 per share based on the closing price of Berkshire’s stock prior to the acquisition.  Total shareholders’ equity increased by $102 million primarily due to the benefit of this stock issuance.  Total intangible assets increased by $34 million as a result of the Legacy purchase accounting.  Tangible book value per share was $14.86 at quarter-end.  Total book value per share decreased to $25.87 from $26.61 during this period, primarily reflecting the $23.06 per share book value of the new shares issued.  The ratio of tangible equity/assets was 8.1% at quarter-end, and total equity/assets was 13.4%.

RESULTS OF OPERATIONS

The third quarter of 2011 was the first period to include the benefit of the Legacy operations, which were acquired on July 21, 2011.  As a result, compared to the prior quarter, most categories of income and expense increased including 72 days of Legacy operations.  Compared to last year, third quarter results also included the benefit of Rome operations, which were acquired on April 1, 2011.  Most core profitability measurements improved including the benefit of these mergers.  Earnings per share were affected by the issuance of additional Berkshire common shares related to these acquisitions.

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Third quarter core earnings increased by 150% to $8.6 million in 2011 compared to 2010, and core earnings per share increased by 72% to $0.43 (including the impact of the newly issued shares).  Excluding the estimated $0.09 per share merger related accretion from Rome and Legacy, third quarter core EPS grew at an estimated 36% organic rate compared to the prior year third quarter.  This ongoing organic growth in core EPS reflects the benefit of positive operating leverage resulting from revenue growth and disciplined expense management.

GAAP income results in 2011 included the impact of non-core items listed in the accompanying tables.  Third quarter non-core income resulted from gains on Legacy shares that had been purchased prior to the commencement of merger discussions.  Third quarter non-core expense primarily related to merger expenses, and also included $2 million in core systems conversion costs.  After-tax non-core expenses have totaled approximately $11.3 million over the last four quarters and are well within the original projected merger costs.

Third quarter 2011 GAAP earnings per share were $0.22, net of $0.21 per share in net after-tax merger related non-core items.  Including the benefits of the mergers, the core return on assets improved to 0.89% in the most recent quarter.  Net of merger related charges, GAAP return on assets measured 0.45%.  The efficiency ratio improved to 59.6% including the benefits of the merger and organic growth and excluding non-core items.  .

Third quarter total net revenue increased by 59% to $42 million in 2011 compared to 2010, including the benefit of the bank mergers.  Excluding non-core income, third quarter 2011 core revenue per share increased by 6% to $2.01 per share from $1.89 per share in the third quarter of 2010.   Core net revenue increased by $8.1 million compared to the prior quarter.  This was due to higher net interest income due to the addition of the Legacy operations, and also reflected the benefit of an increase in the net interest margin to 3.74%  from 3.52% in the prior quarter and 3.30% in the third quarter of 2010.  This improvement reflected the fair valued margins of acquired banks, together with the continuing benefit of disciplined pricing of loans and deposits.   Core non-interest income totaled $8.8 million in the most recent quarter, increasing from $8.0 million in the prior quarter.  This included Legacy’s contribution of $1.2 million and also reflected a $0.5 million seasonal decrease in insurance contingency fees.

The third quarter provision for loan losses totaled $2.2 million in 2011, a slight increase from $2.0 million in the third quarter of 2010, reflecting organic loan growth and the continuing strong performance of the loan portfolio.   Under current accounting standards for business combinations, the loan loss allowance of the acquired banks were not transferred to Berkshire along with the acquired loans.  Estimated losses inherent in the acquired loans were recorded as charges against their fair value on the merger dates.  Berkshire’s loan loss allowance increased by $0.3 million in the most recent quarter.  Reflecting the addition of the acquired loans, the ratio of the allowance to total loans was 1.07% at that date (including balances related to discontinued operations) and the ratio of the allowance to nonperforming loans was 148%.

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Third quarter non-interest expense totaled $34.7 million, including $9.1 million in non-core expenses.  Core non-interest expense totaled $26.2 million, which was a 31% increase over the third quarter of 2010, including the operations of the acquired banks.  Berkshire is proceeding well with its plans to produce cost saves of 35% in acquired Rome operations and 42% in acquired Legacy operations.  This progress is reflected in the 59.6% efficiency ratio in the most recent quarter.  Beginning in the second quarter, Berkshire has benefited from new lower FDIC deposit insurance premium rates.  Compared to average deposits, this cost decreased to 0.13% in the third quarter from 0.18% in the first quarter of the year.

NOTE ON ACCOUNTING CORRECTION

Based on a review of its tax credit investment limited partnership interests in the second quarter, Berkshire determined that its net income had been understated by an immaterial amount in prior periods.  These interests primarily relate to low income housing, community development, and solar energy related investments.  The Company has corrected its accounting for these interests, including adjustments to non-interest income to reflect book losses in these interests, which are more than offset by the reduction of income tax expense resulting from federal income tax credits.  The enclosed financial statements include the impact of the correction of these immaterial errors to current and prior period financial information presented.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Wednesday, October 26, 2011 to discuss the results for the third quarter and guidance about expected future results.  Berkshire will also discuss its agreement to acquire The Connecticut Bank and Trust Company.  An investor presentation related to this merger will be available at Berkshire’s website prior to the conference call.  Information about the conference call follows:

Dial-in:	877-317-6789
Webcast:	www.berkshirebank.com (investor relations link)

A telephone replay of the call will be available through November 2, 2011 by calling 877-344-7529 and entering conference number: 10004817.  The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM).  The Company has more than $4 billion in assets and more than 60 full service branch offices in Massachusetts, New York, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

BHLB – Berkshire Hills Bancorp	Page 6	www.berkshirebank.com

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

This document also may contain forward-looking statements about the proposed merger of Berkshire and CBT. Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and CBT, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and CBT are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.

ADDITIONAL INFORMATION FOR SHAREHOLDERS

The proposed merger transaction with CBT will be submitted to CBT stockholders for their consideration. Berkshire will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of CBT and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed transaction with the SEC. Stockholders of CBT are urged to read the Registration Statement and the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and CBT at the SEC's Internet site (www.sec.gov) and at CBT’s Internet site (www.thecbt.com).

Berkshire and CBT and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CBT in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement, dated March 24, 2011, for Berkshire’s 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A.  Information about the directors and executive officers of CBT is set forth in the proxy statement, dated April 18, 2011, for CBT’s 2011 annual meeting of stockholders, which is available at CBT’s Internet site. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus when it becomes available

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NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs.  Similarly, the efficiency ratio is also adjusted for these non-core items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP adjustments in 2010 and 2011 are primarily related to expense charges related to the Rome and Legacy mergers.  These charges consist primarily of severance/benefit related expenses and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains and core systems conversion costs.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact
David H. Gonci
Investor Relations Officer
413-281-1973

Media Contact
Lori Gazzillo
AVP, Community Relations
413-822-1695

BHLB – Berkshire Hills Bancorp	Page 8	www.berkshirebank.com

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED

	September 30,	June 30,	December 31,
(In thousands)	2011	2011	2010
Assets
Cash and due from banks	$40,070	$30,912	$24,643
Short-term investments	94,428	11,005	19,497

Trading security	17,501	16,025	16,155
Securities available for sale, at fair value	395,546	306,073	310,242
Securities held to maturity, at amortized cost	58,262	55,061	56,436
Federal Home Loan Bank stock and other restricted securities	37,148	23,120	23,120
Total securities	508,457	400,279	405,953

Loans held for sale	475	-	1,043

Residential mortgages	1,045,363	808,225	644,973
Commercial mortgages	1,158,140	988,342	925,573
Commercial business loans	382,159	345,364	286,087
Consumer loans	368,898	309,758	285,529
Total loans	2,954,560	2,451,689	2,142,162
Less: Allowance for loan losses	(32,181)	(31,919)	(31,898)
Net loans	2,922,379	2,419,770	2,110,264

Premises and equipment, net	58,652	44,026	38,546
Other real estate owned	2,200	1,700	3,386
Goodwill	204,460	178,068	161,725
Other intangible assets	22,288	14,523	11,354
Cash surrender value of bank-owned life insurance	74,381	56,865	46,085
Other assets	99,095	68,406	58,907
Assets from discontinued operations	60,315	-	-
Total assets	$4,087,200	$3,225,554	$2,881,403

Liabilities and stockholders' equity
Demand deposits	$434,719	$351,249	$297,502
NOW deposits	269,668	216,256	212,143
Money market deposits	896,004	792,160	716,078
Savings deposits	450,976	315,161	237,594
Total non-maturity deposits	2,051,367	1,674,826	1,463,317
Time deposits	986,979	810,989	741,124
Total deposits	3,038,346	2,485,815	2,204,441

Borrowings	221,996	245,199	244,837
Junior subordinated debentures	15,464	15,464	15,464
Total borrowings	237,460	260,663	260,301

Other liabilities	54,382	34,106	28,014
Liabilities from discontinued operations	210,319	-	-
Total liabilities	3,540,507	2,780,584	2,492,756

Total preferred stockholders' equity	-	-	-
Total common stockholders' equity	546,693	444,970	388,647
Total stockholders' equity	546,693	444,970	388,647
Total liabilities and stockholders' equity	$4,087,200	$3,225,554	$2,881,403

(1)	The Company acquired Rome Bancorp Inc. ("Rome") on April 1, 2011 with total assets of $0.3 billion.
(2)	The Company acquired Legacy Bancorp Inc. ("Legacy") on July 21, 2011 with total assets of $0.9 billion.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED

	September 30, 2011			June 30, 2011		December 31, 2010	(3) Organic annualized growth %
(Dollars in millions)	Balance	(1) Acquired Legacy balance	Total w/o acquired loans	Balance	(2) Acquired Rome balance	Balance	Quarter ended Sept 30, 2011	Year to date

Total residential mortgages	$1,046	$231	$672	$808	$143	$645	4%	6%
Total commercial mortgages	1,158	178	923	988	45	926	(8)	(0)
Total commercial business loans	382	27	326	346	29	286	11	19
Total consumer loans	369	82	254	310	41	285	(22)	(15)
Total loans	$2,955	$518	$2,175	2,452	$258	2,142	(3)%	2%

DEPOSIT ANALYSIS

	September 30, 2011			June 30, 2011		December 31, 2010	(3) Organic annualized growth %
(Dollars in millions)	Balance	(1) Acquired Legacy balance	Total w/o acquired deposits	Balance	(2) Acquired Rome balance	Balance	Quarter ended Sept 30, 2011	Year to date
Demand	$435	$47	$351	$351	$37	$297	47%	24%
NOW	269	34	218	217	17	212	36	4
Money market	896	45	831	792	20	716	31	21
Savings	451	137	226	315	88	238	(2)	(7)
Total non-maturity deposits	2,051	263	1,626	1,675	162	1,463	30	15
			-
Time less than $100,000	490	98	346	416	49	369	(26)	(9)
Time $100,000 or more	497	87	392	395	18	372	16	7
Total time deposits	987	185	738	811	67	741	(5)	(1)
Total deposits	$3,038	$448	$2,364	$2,486	$229	2,204	18%	9%

N/M - Not Meaningful
(1)	Acquired Legacy loans and deposits at July 21, 2011.
(2)	Acquired Rome loans and deposits at April 1, 2011.
(3)	Q3 and YTD organic annualized growth rates are calculated on organic growth only, which excludes the Legacy and Rome acquired balances.
(4)	Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Interest and dividend income
Loans	$35,719	$24,917	$88,932	$73,354
Securities and other	3,547	3,546	10,300	10,554
Total interest and dividend income	39,266	28,463	99,232	83,908
Interest expense
Deposits	6,097	6,512	17,580	20,195
Borrowings and junior subordinated debentures	2,131	2,267	6,267	6,861
Total interest expense	8,228	8,779	23,847	27,056
Net interest income	31,038	19,684	75,385	56,852
Non-interest income
Loan related fees	934	549	2,305	2,261
Deposit related fees	3,885	2,730	9,792	8,009
Insurance commissions and fees	2,431	2,316	8,943	8,986
Wealth management fees	1,607	1,090	4,188	3,406
Total fee income	8,857	6,685	25,228	22,662
Other	(158)	(122)	(355)	(342)
Gain on sale of securities, net	-	-	6	-
Non-recurring gain	1,975	-	2,099	-
Total non-interest income	10,674	6,563	26,978	22,320
Total net revenue	41,712	26,247	102,363	79,172
Provision for loan losses	2,200	2,000	5,300	6,526
Non-interest expense
Compensation and benefits	13,195	10,870	36,373	32,827
Occupancy and equipment	3,883	2,988	10,864	8,986
Technology and communications	1,996	1,458	4,993	4,214
Marketing and professional services	1,873	1,253	4,643	3,666
Supplies, postage and delivery	545	520	1,506	1,635
FDIC premiums and assessments	923	893	2,691	2,540
Other real estate owned	541	100	1,850	127
Amortization of intangible assets	1,271	768	2,922	2,304
Merger related expenses	9,091	-	16,250	21
Other	1,392	1,244	4,430	3,994
Total non-interest expense	34,710	20,094	86,522	60,314

Income from continuing operations before income taxes	4,802	4,153	10,541	12,332
Income tax expense	405	699	1,432	2,104
Net income from continuing operations	4,397	3,454	9,109	10,228
Loss from discontinued operations, net of tax	(5)	-	(5)	-
Net income	$4,392	$3,454	$9,104	$10,228

Basic and diluted earnings per share:
Continuing operations	$0.22	$0.25	$0.54	$0.73
Discontinued operations	$-	$-	$-	$-

Weighted average shares outstanding:
Basic	20,009	13,865	16,863	13,852
Diluted	20,105	13,893	16,915	13,883

(1)	The Company acquired Rome on April 1, 2011. The income statement includes the second and third quarter operations of Rome.
(2)	The Company acquired Legacy on July 21, 2011. The income statement includes the third quarter operations of Legacy.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2011	2011	2011	2010	2010
Interest and dividend income
Loans	$35,719	$28,607	$24,606	$25,005	$24,917
Securities and other	3,547	3,446	3,307	3,364	3,546
Total interest and dividend income	39,266	32,053	27,913	28,369	28,463
Interest expense
Deposits	6,097	5,768	5,715	6,121	6,512
Borrowings and junior subordinated debentures	2,131	2,084	2,052	2,153	2,267
Total interest expense	8,228	7,852	7,767	8,274	8,779
Net interest income	31,038	24,201	20,146	20,095	19,684
Non-interest income
Loan related fees	934	780	591	1,125	549
Deposit related fees	3,885	3,366	2,541	2,871	2,730
Insurance commissions and fees	2,431	2,782	3,730	2,150	2,316
Wealth management fees	1,607	1,389	1,192	1,051	1,090
Total fee income	8,857	8,317	8,054	7,197	6,685
Other	(158)	(277)	80	234	(122)
Gain on sale of securities, net	-	6	-	-	-
Non-recurring gain	1,975	124	-	-	-
Total non-interest income	10,674	8,170	8,134	7,431	6,563
Total net revenue	41,712	32,371	28,280	27,526	26,247
Provision for loan losses	2,200	1,500	1,600	2,000	2,000
Non-interest expense
Compensation and benefits	13,195	12,027	11,151	11,093	10,870
Occupancy and equipment	3,883	3,546	3,435	3,043	2,988
Technology and communications	1,996	1,531	1,466	1,519	1,458
Marketing and professional services	1,873	1,557	1,213	1,520	1,253
Supplies, postage and delivery	545	507	454	453	520
FDIC premiums and assessments	923	741	1,027	887	893
Other real estate owned	541	700	609	184	100
Amortization of intangible assets	1,271	935	716	718	768
Merger related expenses	9,091	5,451	1,708	426	-
Other	1,392	1,628	1,410	1,572	1,244
Total non-interest expense	34,710	28,623	23,189	21,415	20,094

Income from continuing operations before income taxes	4,802	2,248	3,491	4,111	4,153
Income tax expense	405	371	656	511	699
Net income from continuing operations	4,397	1,877	2,835	3,600	3,454
Loss from discontinued operations, net of tax	(5)	-	-	-	-
Net income	$4,392	$1,877	$2,835	$3,600	$3,454

Basic and diluted earnings per share:
Continuing operations	$0.22	$0.11	$0.20	$0.26	$0.25
Discontinued operations	$-	$-	$-	$-	$-

Weighted average shares outstanding:
Basic	20,009	16,580	13,943	13,890	13,865
Diluted	20,105	16,601	13,981	13,934	13,893

(1)	The Company acquired Rome on April 1, 2011. The income statement includes the second and third quarter operations of Rome.
(2)	The Company acquired Legacy on July 21, 2011. The income statement includes the third quarter operations of Legacy.

BERKSHIRE HILLS BANCORP, INC.
ASSET QUALITY ANALYSIS

	At or for the Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2011	2011	2011	2010	2010
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$4,750	$2,811	$1,529	$2,174	$2,520
Commercial mortgages	13,721	9,600	9,510	9,488	11,122
Commercial business loans	1,399	1,764	1,507	1,305	2,128
Consumer loans	1,834	862	763	745	616
Total non-accruing loans	21,704	15,037	13,309	13,712	16,386
Other real estate owned	2,200	1,700	2,400	3,386	2,900
Total non-performing assets	$23,904	$16,737	$15,709	$17,098	$19,286

Total non-accruing loans/total loans	0.72%	0.61%	0.62%	0.64%	0.80%
Total non-performing assets/total assets	0.58%	0.52%	0.54%	0.59%	0.69%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$31,919	$31,898	$31,898	$31,836	$31,848
Charged-off loans	(2,061)	(1,564)	(1,758)	(2,216)	(2,121)
Recoveries on charged-off loans	123	85	158	278	109
Net loans charged-off	(1,938)	(1,479)	(1,600)	(1,938)	(2,012)
Provision for loan losses	2,200	1,500	1,600	2,000	2,000
Balance at end of period	$32,181	$31,919	$31,898	$31,898	$31,836

Allowance for loan losses/total loans	1.07%	1.30%	1.49%	1.49%	1.55%
Allowance for loan losses/non-accruing loans	148%	212%	240%	233%	194%

NET LOAN CHARGE-OFFS
Residential mortgages	$(292)	$(225)	$(124)	$(173)	$(110)
Commercial mortgages	(1,099)	(597)	(963)	(811)	(740)
Commercial business loans	(463)	(435)	(222)	(733)	(946)
Home equity	7	(68)	(79)	(42)	(3)
Other consumer	(91)	(154)	(212)	(179)	(213)
Total, net	$(1,938)	$(1,479)	$(1,600)	$(1,938)	$(2,012)

Net charge-offs (QTD annualized)/average loans	0.27%	0.24%	0.30%	0.37%	0.40%
Net charge-offs (YTD annualized)/average loans	0.27%	0.27%	0.30%	0.42%	0.43%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.79%	0.50%	0.59%	0.26%	0.28%
90+ Days delinquent and still accruing	0.22%	0.12%	0.11%	0.05%	0.03%
Total accruing delinquent loans	1.01%	0.62%	0.70%	0.31%	0.31%
Non-accruing loans	0.72%	0.61%	0.62%	0.64%	0.80%
Total delinquent and non-accruing loans	1.73%	1.23%	1.32%	0.95%	1.11%

BERKSHIRE HILLS BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	At or for the Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2011	2011	2011	2010	2010
PERFORMANCE RATIOS
Core return on assets	0.89%	0.72%	0.59%	0.56%	0.50%
Return on total assets	0.45	0.23	0.39	0.51	0.50
Core return on equity	6.50	5.15	4.31	4.08	3.56
Return on total equity	3.31	1.67	2.89	3.72	3.56
Net interest margin, fully taxable equivalent	3.74	3.52	3.30	3.30	3.30
Non-interest income to assets	1.11	1.02	1.13	1.05	0.95
Non-interest income to net revenue	25.44	25.24	28.76	26.28	25.00
Non-interest expense to assets	3.65	3.56	3.22	3.03	2.90
Efficiency ratio	59.62	66.22	71.02	70.82	70.69

GROWTH
Total commercial loans, year-to-date (annualized)	38%	20%	-%	17%	11%
Total loans, year-to-date (annualized)	54	29	-	9	6
Total deposits, year-to-date (annualized)	63	26	7	11	6
Total net revenues, year-to-date, compared to prior year	28	15	6	17	4
Earnings per share, year-to-date, compared to prior year	(26)	(37)	(17)	N/M	124
Core earnings per share, year-to-date, compared to prior year	50	33	25	N/M	78

FINANCIAL DATA (In millions)
Total assets	$4,087	$3,226	$2,886	$2,881	$2,799
Total loans	3,003	2,452	2,145	2,142	2,054
Allowance for loan losses	32	32	32	32	32
Total intangible assets	233	193	172	173	174
Total deposits	3,249	2,486	2,241	2,204	2,069
Total stockholders' equity	547	445	391	389	382
Total core income	8.6	5.8	4.2	3.9	3.5
Total net income	4.4	1.9	2.8	3.6	3.5

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.27%	0.24%	0.30%	0.37%	0.40%
Non-performing assets/total assets	0.58	0.52	0.54	0.59	0.69
Allowance for loan losses/total loans	1.07	1.30	1.49	1.49	1.55
Allowance for loan losses/non-accruing loans	148	212	240	233	194

PER SHARE DATA
Core earnings, diluted	$0.43	$0.35	$0.30	$0.28	$0.25
Net earnings, diluted	0.22	0.11	0.20	0.26	0.25
Tangible book value	14.86	15.07	15.52	15.35	14.89
Total book value	25.87	26.61	27.69	27.68	27.29
Market price at period end	18.47	22.39	20.83	22.11	18.96
Dividends	0.16	0.16	0.16	0.16	0.16

CAPITAL RATIOS
Stockholders' equity to total assets	13.38%	13.80%	13.54%	13.49%	13.66%
Tangible stockholders' equity to tangible assets	8.15	8.31	8.07	7.98	7.96

N/M - Not Meaningful
(1)	Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 & F-10.
Tangible assets are total assets less total intangible assets.
(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(3)	The above schedule includes balances associated with discontinued operations.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE BALANCES

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands)	2011	2011	2011	2010	2010
Assets
Loans:
Residential mortgages	$1,004,950	$802,460	$651,059	$639,470	$633,846
Commercial mortgages	1,140,691	973,557	929,564	901,434	892,124
Commercial business loans	383,059	333,700	283,747	251,229	212,697
Consumer loans	376,754	311,057	281,069	288,782	296,827
Total loans	2,905,454	2,420,774	2,145,439	2,080,915	2,035,494
Securities	474,435	405,670	403,549	411,207	402,604
Short-term investments	34,293	4,688	12,035	13,658	13,865
Total earning assets	3,414,182	2,831,132	2,561,023	2,505,780	2,451,963
Goodwill and other intangible assets	229,594	196,292	172,653	173,386	174,124
Other assets	226,757	186,785	142,789	147,365	141,868
Total assets	$3,870,533	$3,214,209	$2,876,465	$2,826,531	$2,767,955

Liabilities and stockholders' equity
Deposits:
NOW	$256,662	$229,980	$215,191	$210,487	$195,433
Money market	853,128	778,055	746,366	635,745	612,106
Savings	476,230	317,232	234,838	232,494	219,701
Time	1,029,555	809,768	737,551	741,921	749,234
Total interest-bearing deposits	2,615,575	2,135,035	1,933,946	1,820,647	1,776,474
Borrowings and debentures	253,018	269,665	229,878	292,416	288,467
Total interest-bearing liabilities	2,868,593	2,404,700	2,163,824	2,113,063	2,064,941
Non-interest-bearing demand deposits	432,381	334,171	293,895	289,786	280,628
Other liabilities	38,431	25,268	26,862	36,490	34,158
Total liabilities	3,339,405	2,764,139	2,484,581	2,439,339	2,379,727

Total stockholders' equity	531,128	450,070	391,884	387,192	388,228

Total liabilities and stockholders' equity	$3,870,533	$3,214,209	$2,876,465	$2,826,531	$2,767,955

Supplementary data
Total non-maturity deposits	$2,018,401	$1,659,438	$1,490,290	$1,368,512	$1,307,868
Total deposits	3,047,956	2,469,206	2,227,841	2,110,433	2,057,102
Fully taxable equivalent income adj.	673	675	679	716	709

(1)	Average balances for securities available-for-sale are based on amortized cost. Total loans include non-accruing loans.
(2)	The above schedule includes balances associated with discontinued operations.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE YIELDS (Fully Taxable Equivalent - Annualized)

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2011	2011	2011	2010	2010

Earning assets
Loans:
Residential mortgages	4.82%	4.97%	5.04%	5.01%	5.17%
Commercial mortgages	5.44	4.74	4.68	4.91	4.74
Commercial business loans	4.78	4.89	4.69	4.83	5.86
Consumer loans	4.17	3.97	3.63	3.72	3.83
Total loans	4.97	4.74	4.65	4.77	4.86
Securities	3.53	4.07	4.01	3.94	4.19
Short-term investments	0.03	0.19	0.13	0.11	0.15
Total earning assets	4.72	4.64	4.53	4.60	4.72

Funding liabilities
Deposits:
NOW	0.49	0.31	0.33	0.35	0.32
Money Market	0.66	0.69	0.75	0.85	0.87
Savings	0.18	0.26	0.31	0.26	0.22
Time	1.67	2.00	2.19	2.36	2.59
Total interest-bearing deposits	0.95	1.08	1.20	1.33	1.45
Borrowings and debentures	3.34	3.10	3.62	2.92	3.12
Total interest-bearing liabilities	1.16	1.31	1.46	1.55	1.69

Net interest spread	3.56	3.33	3.07	3.05	3.03
Net interest margin	3.74	3.52	3.30	3.30	3.30

Cost of funds	1.01	1.15	1.28	1.37	1.48
Cost of deposits	0.82	0.94	1.04	1.15	1.26

(1)	Average balances and yields for securities are based on amortized cost.
(2)	Cost of funds includes all deposits and borrowings.
(3)	The above schedule includes balances associated with discontinued operations.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		At or for the Quarters Ended
		Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)		2011	2011	2011	2010	2010
Net income		$4,392	$1,877	$2,835	$3,600	$3,454
Adj: Gain on sale of securities, net		-	(6)	-	-	-
Adj: Other non-recurring gain		(1,975)	(124)	-	-	-
Plus: Merger related expense		9,091	5,451	1,708	426	-
Adj: Income taxes		(2,884)	(1,400)	(316)	(78)	-
Total core income	(A)	$8,624	$5,798	$4,227	$3,948	$3,454

Total non-interest income		$10,766	$8,170	$8,009	$7,783	$6,915
Adj: Gain on sale of securities, net		-	(6)	-	-	-
Adj: Other non-recurring gain		(1,975)	(124)	-	-	-
Total core non-interest income		8,791	8,040	8,009	7,431	6,563
Net interest income		31,551	24,201	20,146	20,095	19,684
Total core revenue		$40,342	$32,241	$28,155	$27,526	$26,247

Total non-interest expense		$35,320	$28,623	$23,189	$21,415	$20,094
Less: Merger related expense		(9,091)	(5,451)	(1,708)	(426)	-
Core non-interest expense		26,229	23,172	21,481	20,989	20,094
Less: Amortization of intangible assets		(1,382)	(935)	(716)	(718)	(768)
Total core tangible non-interest expense		$24,847	$22,237	$20,765	$20,271	$19,326

(Dollars in millions, except per share data)
Total average assets	(B)	$3,871	$3,214	$2,876	$2,827	$2,768
Total average stockholders' equity	(C)	531	450	392	387	388

Total stockholders' equity, period-end		547	445	391	389	383
Less: Intangible assets, period-end		(233)	(193)	(172)	(173)	(174)
Total tangible stockholders' equity, period-end	(D)	314	252	219	216	209

Total shares outstanding, period-end (thousands)	(E)	21,134	16,721	14,115	14,076	14,037
Average diluted shares outstanding (thousands)	(F)	20,105	16,601	13,981	13,934	13,893

Core earnings per share, diluted	(A/F)	$0.43	$0.35	$0.30	$0.28	$0.25
Tangible book value per share, period-end	(D/E)	$14.86	$15.07	$15.52	$15.35	$14.89

Core return (annualized) on assets	(A/B)	0.89%	0.72%	0.59%	0.56%	0.50%
Core return (annualized) on equity	(A/C)	6.50	5.15	4.31	4.08	3.56
Efficiency ratio (1)		59.62	66.22	71.03	70.91	70.67

(1)
Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)	Ratios are annualized and based on average balance sheet amounts, where applicable.
(3)	Quarterly data may not sum to year-to-date data due to rounding.
(4)	The above schedule includes balances associated with discontinued operations.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		At or for the Nine Months Ended
		Sept. 30,	September 30,
(Dollars in thousands)		2011	2010
Net income (loss)		$9,104	$10,168
Adj: Gain on sale of securities, net		(6)	-
Adj: Non-recurring income		(2,099)	-
Plus: Merger related expense		16,250	21
Adj: Income taxes		(4,600)	(9)
Total core income	(A)	$18,649	$10,180
Plus: Amortization of intangible assets		3,033	2,304
Total tangible core income	(B)	$21,682	$12,484

Total non-interest income		$27,070	$23,376
Adj: Gain on sale of securities, net		(6)	-
Adj: Non-recurring income		(2,099)	-
Total core non-interest income		24,965	23,376
Net interest income		75,898	56,852
Total core revenue		$100,863	$80,228

Total non-interest expense		$87,132	$60,314
Less: Merger related expense		(16,250)	(21)
Core non-interest expense		70,882	60,293
Less: Amortization of intangible assets		(3,033)	(2,304)
Total core tangible non-interest expense		$67,849	$57,989

(Dollars in millions, except per share data)
Total average assets	(B)	$3,320	$2,699
Total average stockholders' equity	(C)	$458	$388

Total stockholders' equity, period-end		$547	$385
Less: Intangible assets, period-end		(233)	(175)
Total tangible stockholders' equity, period-end	(D)	$314	$210

Total common shares outstanding, period-end (thousands)	(E)	21,134	14,037
Average diluted common shares outstanding (thousands)	(F)	16,915	13,883

Core earnings per common share, diluted	(A/F)	$1.10	$0.73
Tangible book value per common share, period-end	(D/E)	$14.86	$14.89

Core return (annualized) on assets	(A/B)	0.87%	0.65%
Core return (annualized) on equity	(A/C)	6.32	7.81
Efficiency ratio (1)		65.69	70.48

(1)
Efficiency ratio is computed by dividing total core tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)	Ratios are annualized and based on average balance sheet amounts, where applicable.
(3)	Quarterly data may not sum to year-to-date data due to rounding.
(4)	The above schedule includes balances associated with discontinued operations.